Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 138,270,537.53	0.0001381	$ 19,095.16
Fees Previously Paid
	Total Transaction Valuation:	$ 138,270,537.53
	Total Fees Due for Filing:			$ 19,095.16
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 19,095.16
Offering Note
[1]	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The proposed maximum aggregate value of the transaction is calculated based on the sum of (a) $7.2 million, which represents the estimated cash payment amount to be paid by Swarmer, Inc ("Swarmer") in connection with the completion of the transactions (the "Closing") contemplated by that certain Participatory Interests Purchase Agreement, dated September 9, 2026 (the "Purchase Agreement"), by and among Swarmer, Taras Ihorovych Ostapchuk, Mykola Oleksandrovych Paliienko, Taras Ivanovych Murashko, Denis Volodymyrovych Gorovyi, and the direct sellers party thereto from time to time pursuant to joinders to the Purchase Agreement (the "Direct Sellers"); (b) $24,041,065.65, representing (i) an estimated 1,064,942 shares of common stock, par value $0.00001 per share of Swarmer (the "Common Stock") that will be issued to the Direct Sellers in connection with the Closing multiplied by (ii) $22.575, which is the average of the high and low price per share of Common Stock as reported on the Nasdaq Stock Market on September 24, 2026; (c) up to $7.2 million payable following the Closing if certain revenue and operating income targets are achieved for the fiscal year ending December 31, 2026; and (d) $99,829,471.875, representing (i) up to 4,422,125 shares of Common Stock issuable to the Direct Sellers following the Closing, if certain revenue and operating income targets are achieved for each of the fiscal years ending December 31, 2026, 2027 and 2028, multiplied by (ii) $22.575, which is the average of the high and low price per share of Common Stock as reported on the Nasdaq Stock Market on September 24, 2026. (2) In accordance with Section 14(g) of the Exchange and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources